As filed with the Securities and Exchange Commission on November 16, 2010
Registration No. 333-140569

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
OSTEOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3357370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
51 James Way
Eatontown, New Jersey 07724
(732) 542-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Burroughs
Executive Vice President, Chief Financial Officer	Copy to:
Osteotech, Inc. 51 James Way Eatontown, New Jersey 07724 (732) 542-2800 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Timothy S. Hearn Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, Minnesota 55402 (612) 340-2600

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (File No. 333-140569) (the “Registration Statement”) of Osteotech, Inc. (the “Company”), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2007 and subsequently amended on April 18, 2007. The Registration Statement registered 284,225 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered or sold to consultants and independent contractors pursuant to the Company’s Amended and Restated 2000 Stock Plan (the “Plan”).
On November 16, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 16, 2010, by and among the Company, Medtronic, Inc. (“Medtronic”), Medtronic Sofamor Danek, Inc. (“MSD”) and England Merger Corporation (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation and wholly owned subsidiary of MSD and wholly owned indirect subsidiary of Medtronic (the “Merger”). As a result of the Merger, the Company’s Common Stock is being delisted from The NASDAQ Stock Market LLC and deregistered under the Securities Exchange Act of 1934, as amended, and no more shares of the Company’s Common Stock will be issued under the Plan.
In accordance with the undertaking of the Company set forth in the Registration Statement, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all shares of the Company’s Common Stock that were registered pursuant to the Registration Statement that remain unissued as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 16th day of November, 2010.

OSTEOTECH, INC.
By:	/s/ Sam Owusu-Akyaw
Sam Owusu-Akyaw
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of November, 2010.

Signature	Title

/s/ Sam Owusu-Akyaw Sam Owusu-Akyaw	President and Chief Executive Officer (principal executive officer) and Director

/s/ Mark H. Burroughs Mark H. Burroughs	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Kenneth P. Fallon, III Kenneth P. Fallon, III	Chairman of the Board of Directors

/s/ Stephen S. Galliker Stephen S. Galliker	Director

/s/ Cato T. Laurencin Cato T. Laurencin	Director

/s/ Robert J. Palmisano Robert J. Palmisano	Director

/s/ James M. Shannon James M. Shannon	Director